Exhibit 5.1

[LETTERHEAD OF WOMBLE CARLYLE SANDRIDGE & RICE, PLLC]

July 3, 2007

RF Micro Devices, Inc.
7628 Thorndike Road
Greensboro, North Carolina 27409-9421
Re:       Registration Statement on Form S-3

Ladies and Gentlemen:

            We have acted as counsel to RF Micro Devices, Inc., a North Carolina corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate principal amount of $200,000,000 0.75% Convertible Subordinated Notes due 2012 and $175,000,000 1.00% Convertible Subordinated Notes due 2014 (collectively, the "Notes") and the underlying shares of common stock, no par value per share (the "Common Stock"), issuable upon the conversion of the Notes (the "Underlying Shares" and, together with the Notes, the "Securities").  The Securities may be offered by certain shareholders of the Company (the "Selling Shareholders") pursuant to a Registration Statement on Form S-3, including a prospectus covering the resale or other disposition of the Shares (such registration statement and related prospectus, as it may be amended from time to time, the "Registration Statement"), to be filed today with the Securities and Exchange Commission (the "Commission").  The Notes were issued pursuant to two separate indentures, each dated as of April 4, 2007 (the "Indentures"), between the Company and U.S. Bank National Association, as trustee (the "Trustee").  We are providing this opinion pursuant to the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K under the Act.

            As the Company's counsel, we have reviewed the Company's articles of incorporation and bylaws, each as amended to date, and the Indentures, and have examined the originals, or copies certified or otherwise identified to our satisfaction, of corporate records, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed.  In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

            In connection with such review, we have assumed with your permission (a) that the Indentures and all other documents that are the subject of this opinion or on which this opinion is based have been properly authorized, executed and delivered by each of the respective parties thereto other than the Company; (b) that the Indentures constitute the enforceable obligation of the parties thereto other than the Company; (c) the genuineness of all signatures and the legal capacity of all signatories; (d) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (e) the proper issuance and accuracy of certificates of public officials and representatives of the Company.

            This opinion is limited to the contract laws of the State of New York and the laws of the State of North Carolina, excluding local laws of the State of North Carolina (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of North Carolina and judicial decisions to the extent they deal with any of the foregoing), and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

            Based on and subject to the foregoing and the qualifications and limitations set forth below, and having regard for such legal considerations as we deem relevant, it is our opinion that:

1.         Assuming they have been authenticated by the Trustee in the manner provided by the respective Indenture, the Notes are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

2.         When issued by the Company upon conversion of the Notes in accordance with the terms of the Notes and the respective Indenture, the Underlying Shares will be validly issued, fully paid and nonassessable.

            Our opinion as set forth in paragraph 1 above is subject to the following:

            (a)        The effect of bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors.  This includes without limitation the effect of the Federal Bankruptcy Code in its entirety, including matters of contract rejection, fraudulent transfer and obligation, turn-over, preference, equitable subordination, automatic stay, conversion of a non-recourse obligation into a recourse obligation, and substantive consolidation.  This also includes state laws regarding fraudulent transfers, obligations, and conveyances, and state receivership laws.

            (b)        The effect of general principles of equity, whether applied by a court of law or equity.  This includes the following concepts: (i) principles governing the availability of specific performance, injunctive relief or other traditional equitable remedies; (ii) principles affording traditional equitable defenses (e.g., waiver, laches and estoppel); (iii) good faith and fair dealing; (iv) reasonableness; (v) materiality of the breach; (vi) impracticability or impossibility of performance; (vii) the effect of obstruction, failure to perform or otherwise to act in accordance with an agreement by any person other than the Client; (viii) the effect of § 1-302 of the Uniform Commercial Code; and (ix) unconscionability.

            It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.  This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

            We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement under the caption "Legal Matters" in the prospectus included as a part thereof.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or other rules and regulations of the Commission thereunder.

                                                            Very truly yours

                                                            /s/ Womble Carlyle Sandridge & Rice, PLLC

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